Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports relating to the consolidated financial statements and financial statement schedule of Network Equipment Technologies, Inc. and subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting dated June 7, 2011, appearing in the Annual Report on Form 10-K of Network Equipment Technologies, Inc. for the year ended March 25, 2011.

/s/ DELOITTE & TOUCHE LLP

San Jose, California

December 9, 2011